Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Elects Dr. Hal V. Barron to its Board of Directors
Palo Alto, California — December 19, 2007 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has elected Hal V. Barron, MD, FACC to its Board of Directors. Dr. Barron is currently Senior Vice President, Development and Chief Medical Officer at Genentech, where he leads the Development organization, which is responsible for pre-clinical, clinical and post-approval activities.
Dr. Barron joined Genentech in 1996 as a clinical scientist and was promoted in 2002 to Vice President of Medical Affairs. In 2003 he was promoted to Senior Vice President and head of Development, and in 2004 was appointed as Chief Medical Officer. Dr. Barron received his medical degree from Yale University and holds a Bachelor of Science degree in physics from Washington University.
Dr. Barron’s current academic positions at the University of California, San Francisco include
Associate Adjunct Professor of Epidemiology and Biostatistics, and Associate Clinical Professor of Medicine/Cardiology. He has been issued several patents for his work in thrombosis and angiogenesis, and has published more than 90 papers in peer-reviewed scientific journals.
“We are very pleased to welcome Dr. Barron to our Board of Directors,” said Thomas B King, President and CEO of Alexza Pharmaceuticals, Inc. “During 2008, we plan to have six product candidates in clinical development and to initiate our first Phase 3 program. Dr. Barron’s breadth of experience in clinical research, clinical development and portfolio management will be valuable to us in this next stage of Alexza’s development.”
Alexza Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has six product candidates in development; AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic and bipolar disorder patients, AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches, AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain and AZ-007 (Staccato zaleplon) for the treatment of insomnia.
Safe Harbor Statement
Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650.687.3900
tking@alexza.com